                                                                   EXHIBIT 99(c)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP GLOBAL MARKETS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. -                                                   INITIAL PRINCIPAL AMOUNT
CUSIP  -                                                REPRESENTED $-
                                                        representing -ELKS
                                                        ($10 per ELKS)

                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.
        Equity Linked Securities (ELKS(R)) based upon the Common Stock of
                   Newmont Mining Corporation due -, 2005

         Citigroup Global Markets Holdings Inc., a New York corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received and on condition that this Note is not redeemed by the Company prior to -, 2005 (the "Stated Maturity Date"), hereby promises to pay to CEDE & CO., or its registered assigns, the Maturity Payment (as defined below), on the Stated Maturity Date. This Note will bear semi-annual payments of interest, is not subject to any sinking fund, is not subject to redemption at the option of the Holder thereof prior to the Stated Maturity Date, and is not subject to the defeasance provisions of the Indenture.

         Payment of the Maturity Payment with respect to this Note shall be made upon presentation and surrender of this Note at the corporate trust office of the Trustee in the Borough of Manhattan, The City and State of New York, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts or, if applicable, in the common stock of Newmont Mining Corporation ("Newmont Mining").

         This Note is one of the series of Equity Linked Securities based upon the common stock of Newmont Mining due -, 2005 (the "ELKS").

COUPON

         A coupon of $- per ELKS will be paid in cash on -, 2004 and a coupon of $- per ELKS will be paid in cash on -, 2004. The -, 2004 coupon will be composed of $- of interest and a partial payment of an option premium in the amount of $-. The -, 2005 coupon will be composed of $- of interest and a partial payment of an option premium in the amount of $-. Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the fifth Business Day preceding each Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the coupon payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

         "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

         The interest portion of the coupon will represent interest accruing at a rate of -% per annum from March -, 2004 or from the most recent Interest Payment Date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

PAYMENT AT MATURITY

         On the Stated Maturity Date, Holders of the ELKS will receive for each ELKS the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

         The Maturity Payment for each ELKS will equal either:

         - a number of shares of Newmont Mining common stock equal to the Exchange Ratio, if the Trading Price of Newmont Mining common stock on any Trading Day after -, 2004 up to and including the third Trading Day before the Stated Maturity Date (whether intra-day or at the close of trading on any day) is less than or equal to $- (approximately -% of the initial share price), or

         -        $10 in cash.

         In lieu of any fractional share of Newmont Mining common stock otherwise payable in respect of any ELKS, at the Stated Maturity Date, the Holder of this Note will receive an amount in cash equal to the value of such fractional share. The number of full shares of Newmont Mining common stock, and any cash in lieu of a fractional share, to be delivered at the Stated Maturity Date to the Holder of this Note will be calculated based on the aggregate number of ELKS held by such Holder.

         The "Initial Share Price" equals $-, the price per share of Newmont Mining common stock at the market close on March -, 2004.

         The "Exchange Ratio" equals -.

         A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Newmont Mining common stock (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Newmont Mining common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

         A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

         The "Trading Price" of Newmont Mining common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

         DILUTION ADJUSTMENTS

         If Newmont Mining, after the closing date of the offering of the ELKS,

         (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

         (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

         (3) combines the outstanding shares of the common stock into a smaller number of shares, or

         (4) issues by reclassification of shares of its common stock any shares of other common stock of Newmont Mining,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of such common stock of Newmont Mining, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

         If Newmont Mining, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

         If Newmont Mining, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price will also be adjusted in that case in the manner described below.

         Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or issued applicable to one share of Newmont Mining common stock and, if the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to approximately -% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

         If Newmont Mining, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

         For the purposes of these adjustments:

         A "Permitted Dividend" is any quarterly cash dividend in respect of Newmont Mining common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

         An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) of all other consideration paid by Newmont Mining with respect to one share of common stock acquired in a tender offer or exchange offer by Newmont Mining, over (y) the Then-Current Market Price of the common stock.

         Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then the Company may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Newmont Mining common stock and, if the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to approximately -% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

         If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment.

         Each dilution adjustment will be effected as follows:

         - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Newmont Mining common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Newmont Mining,

         - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

         - in the case of any Excess Purchase Payment for which Newmont Mining announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

         - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

         All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Newmont Mining, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio and the Initial Share Price will be further adjusted to the Exchange Ratio and the Initial Share Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

         The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date.

         The "Closing Price" of Newmont Mining common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Stated Maturity Date. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or
(3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

         The "Ex-Date" relating to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

         In the event of any of the following "Reorganization Events":

         - any consolidation or merger of Newmont Mining, or any surviving entity or subsequent surviving entity of Newmont Mining, with or into another entity, other than a merger or consolidation in which Newmont Mining is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Newmont Mining or another issuer,

         - any sale, transfer, lease or conveyance to another corporation of the property of Newmont Mining or any successor as an entirety or substantially as an entirety,

         - any statutory exchange of securities of Newmont Mining or any successor of Newmont Mining with another issuer, other than in connection with a merger or acquisition, or

         - any liquidation, dissolution or winding up of Newmont Mining or any successor of Newmont Mining,

the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before the Stated Maturity Date will be deemed to be equal to the Transaction Value.

         The "Transaction Value" will be the sum of:

         (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

         (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company, whose determination will be final, and

         (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

         "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Newmont Mining common stock or Newmont Mining. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

         If Newmont Mining common stock has been subject to a Reorganization Event and the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before the Stated Maturity Date, is less than or equal to approximately -% of the Initial Share Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

GENERAL

         This Note is one of a duly authorized issue of Debt Securities of the Company, issued and to be issued in one or more series under a Senior Debt Indenture, dated as of October 27, 1993, as supplemented by a First Supplemental Indenture, dated as of November 28, 1997, a Second Supplemental Indenture, dated as of July 1, 1999, and as further supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the ELKS, and the terms upon which the ELKS are, and are to be, authenticated and delivered.

         In case an Event of Default with respect to the ELKS shall have occurred and be continuing, the principal of the ELKS may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be determined by the calculation agent and will be equal to, with respect to this Note, the Maturity Payment calculated as though the Stated Maturity Date of this Note were the date of early repayment. In case of default at Maturity of this Note, this Note shall bear interest, payable upon demand of the beneficial owners of this Note in accordance with the terms of the ELKS, from and after Maturity through the date when payment of such amount has been made or duly provided for, at the rate of -% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

         The Holder of this Note may not enforce such Holder's rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

         All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

         Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

                                           CITIGROUP GLOBAL MARKETS HOLDINGS
                                           INC.


                                           By:
                                                -------------------------------
                                                Name:  Mark I. Kleinman
                                                Title: Executive Vice President
                                                       and Treasurer

Corporate Seal
Attest:

By:
   -----------------------------
     Name:  Douglas C. Turnbull
     Title: Assistant Secretary

Dated March - , 2004

CERTIFICATE OF AUTHENTICATION
  This is one of the Notes referred to
  in the within-mentioned Indenture.

The Bank of New York,
as Trustee

By:
   -----------------------------
     Authorized Signatory

                                       12